UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 1, 2015

Commission File Number 001-36841

INOVALON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1830316
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4321 Collington Road, Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

(301) 809-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 1, 2015, Inovalon Holdings, Inc. (“Inovalon” or the “Company”) completed its previously announced acquisition of Avalere Health, Inc. (“Avalere”), a leading provider of data-driven advisory services and business intelligence solutions to the pharmaceutical and life sciences industry and other segments of the healthcare-related marketplace.  Pursuant to the terms of the Stock Purchase Agreement, dated as of August 23, 2015 (the “Stock Purchase Agreement”), by and among Daniel N. Mendelson, an individual, The Mendelson 2010 GRAT, a trust formed under the laws of the State of Maryland, ABS Capital Partners V, L.P., a Delaware limited partnership, ABS Capital Partners V-A, L.P., a Delaware limited partnership, ABS Capital Partners V Offshore, L.P., a Cayman Islands exempt limited partnership , and Tim McDonald, an individual, (collectively, the “Sellers”) and Inovalon, Avalere became a wholly owned subsidiary of Inovalon.  There were no material relationships between the Company and the Sellers prior to the transaction.

Pursuant to the terms of the Stock Purchase Agreement, Inovalon acquired all of the issued and outstanding capital stock of Avalere for an aggregate purchase price of $140 million, which was comprised of $135 million in cash and $5 million in shares of Class A common stock of the Company (representing 235,737 shares of Class A common stock). Certain components of the aggregate purchase price are subject to the achievement of certain operational and financial performance objectives.

Item 9.01    Financial Statements and Exhibits.

(a)              Financial statements of businesses acquired.

To the extent required by this item, financial statements of Avalere will be filed as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report is required to be filed.

(b)              Pro forma financial information.

To the extent required by this item, pro forma financial information will be filed as part of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 1, 2015	INOVALON HOLDINGS, INC.

	By:	/s/ KEITH R. DUNLEAVY, M.D.
Keith R. Dunleavy, M.D.
Chief Executive Officer and Chairman